Ex-99.h.1.ii

SCHEDULE A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF DECEMBER 29, 2008

Delaware Emerging Markets Fund
Delaware Focus Global Growth Fund
Delaware Global Value Fund
Delaware International Value Equity Fund

AGREED AND ACCEPTED:

Delaware Service Company, Inc.	Delaware Group Global &
International Funds
for its series set forth in this Schedule A

By:	Douglas L. Anderson	By:	Patrick P. Coyne
Name:	Douglas L. Anderson	Name:	Patrick P. Coyne
Title:	Senior Vice President/	Title:	President and Chief Executive Officer